Exhibit 99.1

PRESS RELEASE

IDT AGREES TO SELL EUROPEAN PREPAID PAYMENT SERVICES BUSINESS TO NEOVIA

NEWARK, New Jersey – 1 Dec 2008: IDT Corporation (NYSE: IDT; IDT.C) today announced an agreement to sell its European prepaid payment services business to NEOVIA Financial Plc (“NEOVIA”) (LSE: NEO) for $15.05 million. NEOVIA is an independent, global provider of online payments.

Under the terms of the agreement, NEOVIA will acquire IDT Financial Services Holdings Limited and other assets which together provide prepaid MasterCard® products in the UK market under the “Prime Card” brand. The purchased assets include approximately $10 million in securities held pursuant to regulatory requirements.

The proposed transaction is subject to regulatory approval of the Gibraltar Financial Services Commission and consent of MasterCard®.

Howard Jonas, Chairman of IDT Corporation, said that the acquisition will benefit consumers. “NEOVIA’s considerable resources and expertise will expand the range of financial services available to IDTFS customers while nicely complementing NEOVIA’s existing capabilities.”

“This sale is part of our broader initiative to focus the company’s operations on our core businesses,” said Jim Courter, CEO of IDT Corporation. “We continue to sell and close down businesses that, however promising, do not meet our strategic objectives.”

IDT Corporation

IDT Corporation (www.idt.net) is a consumer-focused multinational holding company.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to maintain and grow our retail telecommunications services, particularly our prepaid calling card business; availability of termination capacity; financial stability of our customers; our ability to maintain carrier agreements with foreign carriers; effectiveness of our marketing and distribution efforts; increased competition, particularly from regional bell operating companies; our ability to manage our growth; impact of government regulation; our ability to obtain telecommunications products or services required for our products and services; and general economic conditions, particularly in the telecommunications markets. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contacts:

IDT, Investor Relations

Bill Ulrey, 973-438-3838